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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    -------------------------------------

                                  FORM 8-K

                               Current Report

                    Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934

                               March 18, 1997
                               --------------
                               Date of Report

                          BAXTER INTERNATIONAL INC.
                          -------------------------
             (Exact name of registrant as specified in its charter)

                                 Delaware
                                 --------
               (State or other jurisdiction of incorporation)

       1-4448                                           36-0781620
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(Commission file number)                     (IRS Employer Identification No.)

One Baxter Parkway, Deerfield, Illinois                   60015
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(Address of principal executive offices)                (Zip Code)

       Registrant's telephone number, including area code: (847) 948-2000

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                              (Page 1 of 6 pages)

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Item 5. Other Events.

     On March 17, 1997, the attached press release was issued.

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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        BAXTER INTERNATIONAL INC.
                                        -------------------------------
                                              (Registrant)

                                        By: /S/ David C. McKee
                                            ---------------------------
                                            David C. McKee
                                            Secretary


Date: March 18, 1997

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FOR IMMEDIATE RELEASE
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Media contact:      Deborah Spak, (847) 948-2349

Investor contacts:  Neville Jeharajah, (847) 948-2875
                    Mary Kay Ladone, (847) 948-3371

          BAXTER COMPLETES $236 MILLION ACQUISITION OF RESEARCH MEDICAL

        ACQUISITION OF IMMUNO INTERNATIONAL AG TO BE COMPLETED BY JUNE 30

FIRST QUARTER RESULTS TO INCLUDE $360 MILLION NON-CASH CHARGE FOR 'PURCHASED
                      R&D' FOR BOTH ACQUISITIONS


DEERFIELD, ILL., March 17, 1997 -- Baxter International Inc. (NYSE:BAX) announced today that it completed the acquisition of Research Medical, Inc. ("RMI"), and plans to complete the acquisition of Immuno International AG no later than June 30, 1997.

The acquisition of RMI, a Salt Lake City-based medical device firm, was approved by the RMI shareholders at a special meeting on March 14, 1997, and was completed through a stock-for-stock, tax-free merger valued at $236 million, or $23.50 per RMI share.

With the acquisition of RMI, Baxter will further capitalize on opportunities in the evolving field of minimally invasive cardiac surgery. In addition to its existing cannula and cardioplegia products used in open-heart surgery, RMI has several products under development that are suitable for a variety of minimally invasive cardiac surgery approaches, including those using traditional heart-lung bypass and others operating directly on a beating heart.

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Baxter also confirmed that its acquisition of Immuno International AG, which was announced in August 1996, will be completed by June 30, 1997. Currently, Baxter holds rights to 99.3 percent of the share capital and 99.7 percent of the voting rights in Immuno. Baxter is taking steps to acquire the remaining Immuno shares and bonds.

As previously announced, a significant portion of the purchase price for each of the RMI and Immuno acquisitions will be allocated to in-process research and development, resulting in a total non-cash charge to earnings of approximately $360 million (or $1.32 per share) for the first quarter of 1997. The RMI acquisition represents approximately 35 percent of this total non-cash charge, with Immuno comprising the remainder.

"These acquisitions support our key strategic initiatives of technological innovation and global expansion," said Vernon R. Loucks Jr., chairman and chief executive officer. "Through the execution of these initiatives and consistently delivering against our financial commitments, we expect to increase shareholder value."

Baxter projects that its first quarter sales growth will be in the low double digits, lower than expected. This is due in part to the inclusion of only two months of Immuno's international results in the first quarter. In addition, Baxter experienced lower-than-expected sales in its Biotech business as a result of technical difficulties in producing certain products at its Hyland unit. However, Baxter expects that its Biotech business will achieve its sales target for the full year.

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"We are comfortable with Baxter's earnings outlook for both the first quarter as well as for the full year," said Harry M. Jansen Kraemer Jr., senior vice president and chief financial officer. "For the full year 1997, we expect to generate sales growth in the twenty percent range including acquisitions, and net income growth in the low double digits. Beyond 1997, we expect net earnings growth to accelerate."

"We expect to generate a minimum of $300 million in operational cash flow in 1997, excluding litigation expenses, after investing almost $1 billion in research and development and capital expenditures during the year," Kraemer said.

This news release includes forward-looking statements that involve risks and uncertainties, including product demand and market acceptance, the effect of economic conditions, the impact of competitive products and pricing, and other risks detailed in the company's filings with the Securities and Exchange Commission.

Baxter International is a global medical-products and services company that is a leader in technologies related to the blood and circulatory system. Through its subsidiaries, Baxter has a market-leading position in four businesses: biotechnology, which develops therapies and products in transfusion medicine; cardiovascular medicine, which develops products and provides services to treat late-stage cardiovascular disease; renal, which develops products and services to improve therapies to fight kidney disease; and intravenous systems/medical products, which develops technologies and systems to improve intravenous medication delivery, and distributes medical products.

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